Exhibit 99.1

FOR IMMEDIATE RELEASE                      Contact:  Paul Feeney
                                                     Executive Vice President
                                                     and Chief Financial Officer
                                                     AEP Industries
                                                     (201) 807-2330
                                                     feeneyp@aepinc.com

         AEP INDUSTRIES INC. REPORTS FISCAL 2006 SECOND QUARTER RESULTS

               COMPANY EPS POSITIVE FOR FIRST TWO QUARTERS OF 2006

South Hackensack, NJ, June 12, 2006 -- AEP Industries Inc. (Nasdaq: AEPI, the Company) today reported financial results for its fiscal second quarter ended April 30, 2006.

Net sales increased 7.9% in the second quarter of fiscal 2006 to $193.3 million compared with $179.2 million in the second quarter of fiscal 2005. The increase in net sales was the result of a 12.0% increase in unit prices partially offset by a 3.1% decrease in sales volume during the second quarter of fiscal 2006 as compared to the same period in fiscal 2005, combined with the negative impact of foreign exchange of $1.2 million.

For the first six months of fiscal 2006 net sales increased $35.5 million or 10.1% to $386.0 million compared with $350.5 million in the same period last year. The increase in net sales was the result of 18.2% unit price increases partially offset by sales volume decreases of 6.1% combined with the negative impact of foreign exchange of $3.3 million.

"We continue to be very pleased with Company operations and the generation of cash," stated Brendan Barba, Chairman and Chief Executive Officer. "As we emerge from a three-year period of reorganization, our shareholders should begin experiencing the benefits of these activities. In addition to being cash flow positive, we are pleased to report that we have had positive earnings per share
(EPS) for the first two quarters in this fiscal year and expect this to continue in the future."

Gross profit for the second quarter of fiscal 2006 increased $12.9 million to $43.1 million as compared to $30.2 million in the same quarter of the prior year. The improvement in gross profit for the second quarter of fiscal 2006 was largely due to the Company's continuing ability to pass increased resin costs through to its customers, its inventory management practices and the effects of sequential resin price reductions on backlog orders in each month within the quarter, partially offset by the decrease in sales volume. The effect of foreign exchange on gross profit in the 2006 period was insignificant.

For the first six months of fiscal 2006 gross profit increased 38.5% to $81.0 million from $58.5 million recorded in the first half of 2005. The improvement in gross profit was primarily due to the Company's continuing ability to pass increased resin costs through to its customers and the effects of sequential resin price reductions on backlog orders in each month within the current period. The effect of foreign exchange on gross profit in the first half of 2006 was insignificant.

Operating expenses in the second quarter of fiscal 2006 increased $1.2 million compared to the same period in fiscal 2005. The increase in operating expenses includes increased delivery costs of $0.8 million primarily caused by increased fuel costs. In addition, general and administrative expenses increased $0.4 million during the second quarter of fiscal 2006 as compared to the same period in fiscal 2005 primarily due to increased accruals related to employee performance incentives and higher audit and consulting fees related to Sarbanes-Oxley.

Operating expenses in the first six months of fiscal 2006 were $44.2 million, an increase of $2.0 million over the $42.2 million recorded in the first half of fiscal 2005. More than half of the increase was due to delivery expenses which have increased substantially due to increased fuel costs. The remainder of the increase was due to increased costs related to audit fees and other costs related to Sarbanes-Oxley implementation and increased costs related to employee performance incentives.

The sale of the FIAP land (formerly used in our Italian operations) during the first quarter of 2006 resulted in an increase to other operating income of approximately $1.4 million in the current fiscal year.

Interest expense for the second quarter of fiscal 2006 was $4.2 million and for the first half of fiscal 2006 was $8.1 million, reflecting reductions of $8.7 million and $10.9 million from the $12.9 million and the $19.0 million recorded in the respective periods of 2005. The decreases are due to reductions in borrowings and interest rates combined with approximately $7.0 million of fees paid and write-offs of unamortized fees and bond discount in the second quarter of 2005 related to the redemption of our 9 7/8% senior subordinated notes due 2007 and the issuance of the 7 7/8% senior notes due 2013.

Other income for the second quarter of fiscal 2006 of $0.6 million included a refund of excess payroll withholding tax payments in Australia of approximately $0.5 million. Other expense of $6.9 million for 2006 year to date included a charge of approximately $8.0 million related to the non-cash write-off of accumulated foreign currency translation losses related to FIAP.

The provision for income taxes in the second quarter of 2006 was $5.9 million and $10.9 million for the six months ended April 30, 2006 as compared to $2.5 million and $3.7 million, respectively, in the same periods of fiscal 2005. No tax benefits have been recorded applicable to our European operations nor, as reported in the first quarter, on the non-cash write-off of the Company's previously mentioned cumulative foreign currency translation losses of FIAP.

Because of the Company's divestiture of its Belgium operations in February 2006, the Company intends to take a worthless stock deduction on its U.S. federal income tax return, which resulted in the recognition of a $6.0 million federal income tax benefit on the discontinued operations for the three and six months ended April 30, 2006.

Net income for the second fiscal quarter of 2006 was $18.2 million or $2.08 per diluted share as compared to a net loss of $37.7 million or $4.43 per diluted share in the second fiscal quarter of 2005.

Net income for the first six months of 2006 was $18.4 million or $2.12 per diluted share as compared to a net loss of $44.2 million or $5.22 per diluted share in the prior year to date period.

Adjusted EBITDA was $15.6 million for the quarter ended April 30, 2006 and $36.7 million for the first half of fiscal 2006, reflecting increases of $2.3 million and $1.9 million, from the $13.3 million and $34.8 million in the respective periods of 2005.

Reconciliation of Non-GAAP Measures to GAAP
-------------------------------------------

The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, non-operating income (expense), non-cash share-based compensation expense and non-cash employee stock ownership plan ("ESOP") expense. The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), non-operating items and non-cash share-based compensation and non-cash ESOP charges. The Company also believes Adjusted EBITDA is a measure widely used by management, securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of our business, and therefore Adjusted EBITDA should only be used as a supplemental measure of our operating performance.

The following is a reconciliation of the Company's Adjusted EBITDA to net income
(loss), the most directly comparable GAAP financial measure:

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

                                                                      Quarter           YTD              Quarter           YTD
                                                                       Apr-06        Fiscal 2006          Apr-05       Fiscal 2005
                                                                    ------------    ------------       ------------    ------------
                                                                          (in thousands)                      (in thousands)
Net income (loss)                                                   $     18,173    $     18,429       $    (37,704)   $    (44,201)
Income (loss) from discontinued operations                                 6,439           6,152            (31,831)        (37,634)
                                                                    ------------    ------------       ------------    ------------
Income (loss)from continuing operations                                   11,734          12,277             (5,873)         (6,567)
    Interest expense                                                       4,150           8,152             12,854          19,029
    Provision for taxes                                                    5,938          10,913              2,515           3,730
    Depreciation and amortization expense                                  3,979           7,723              5,011          10,027
        Gain on sale of FIAP land and building                                 -          (1,442)                 -               -
        Increase (decrease) in LIFO reserve                              (10,145)         (9,241)            (1,634)          7,376
        Other non-operating (income) expense                                (648)          6,891(1)             (37)            186
        Non-cash share-based compensation                                    222             468                  -               -
        Non-cash ESOP expense                                                394             946                470           1,020
                                                                    ------------    ------------       ------------    ------------
           Adjusted EBITDA                                          $     15,624    $     36,687       $     13,306    $     34,801
                                                                    ============    ============       ============    ============

(1) Includes the write-off of FIAP CTA of $7,986.

The Company invites all interested parties to listen to its second quarter conference call live over the Internet at www.aepinc.com on Monday, June 12, 2006 at 10:00 a.m. EDT. An archived version of the call will be made available after the call is concluded.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in three countries in North America and Europe.

Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and conditions of markets. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

                                 -Table Follows-

                               AEP INDUSTRIES INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (in thousands, except per share data)

                                                                   FOR THE THREE MONTHS ENDED       FOR THE SIX MONTHS ENDED
                                                                            APRIL 30,                       APRIL 30,
                                                                  ----------------------------    ----------------------------
                                                                      2006           2005            2006            2005
                                                                  ------------    ------------    ------------    ------------
NET SALES .....................................................   $    193,251    $    179,172    $    386,011    $    350,545
COST OF SALES .................................................        150,181         148,973         305,012         292,069
                                                                  ------------    ------------    ------------    ------------
   Gross profit ...............................................         43,070          30,199          80,999          58,476

OPERATING EXPENSES:
   Delivery ...................................................          8,209           7,426          16,152          15,036
   Selling ....................................................          7,631           7,640          15,245          15,087
   General and administrative .................................          6,100           5,662          12,836          12,104
                                                                  ------------    ------------    ------------    ------------
     Total operating expenses .................................         21,940          20,728          44,233          42,227
OTHER OPERATING INCOME (EXPENSE):
   Gain (loss) on sales of property, plant and equipment, net..             44             (12)          1,467             129
                                                                  ------------    ------------    ------------    ------------
     Operating income from continuing operations ..............         21,174           9,459          38,233          16,378
OTHER INCOME (EXPENSE):
   Interest expense ...........................................         (4,150)        (12,854)         (8,152)        (19,029)
   Other, net .................................................            648              37          (6,891)           (186)
                                                                  ------------    ------------    ------------    ------------
Income (loss) from continuing operations before
 provision for income taxes ...................................         17,672          (3,358)         23,190          (2,837)
PROVISION FOR INCOME TAXES ....................................          5,938           2,515          10,913           3,730
                                                                  ------------    ------------    ------------    ------------
   Income (loss) from continuing operations ...................         11,734          (5,873)         12,277          (6,567)
DISCONTINUED OPERATIONS:
   Pre-tax income (loss) from operations ......................            462         (31,019)            195         (36,938)
   Loss from disposition ......................................            (43)            ---             (43)            ---
   Income tax provision (benefit) .............................         (6,020)            812          (6,000)            696
                                                                  ------------    ------------    ------------    ------------
     Income (loss) from discontinued operations ...............          6,439         (31,831)          6,152         (37,634)
                                                                  ------------    ------------    ------------    ------------
Net income (loss) .............................................   $     18,173    $    (37,704)   $     18,429    $    (44,201)
                                                                  ============    ============    ============    ============
BASIC EARNINGS (LOSS) PER COMMON SHARE:
     Income (loss) from continuing operations .................   $       1.36    $      (0.69)   $       1.43    $      (0.78)
                                                                  ============    ============    ============    ============
     Income (loss) from discontinued operations ...............   $       0.75    $      (3.74)   $       0.72    $      (4.45)
                                                                  ============    ============    ============    ============
     Net income (loss) per common share .......................   $       2.10    $      (4.43)   $       2.14    $      (5.22)
                                                                  ============    ============    ============    ============
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
     Income (loss) from continuing operations .................   $       1.34    $      (0.69)   $       1.41    $      (0.78)
                                                                  ============    ============    ============    ============
     Income (loss) from discontinued operations ...............   $       0.74    $      (3.74)   $       0.71    $      (4.45)
                                                                  ============    ============    ============    ============
     Net income (loss) per common share .......................   $       2.08    $      (4.43)   $       2.12    $      (5.22)
                                                                  ============    ============    ============    ============